Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
James S. Scibetta
Chief Financial Officer
jscibetta@bioenvision.com
212-750-6700

BIOENVISION PROVIDES EVOLTRA® (clofarabine)
REGULATORY UPDATE

New York, NY (August 16, 2007) — Bioenvision, Inc. (Nasdaq:BIVN) today announced an update on the status of its Marketing Authorization Application to the European Medicines Evaluation Agency (EMeA) to include a new indication for Evoltra® (clofarabine) for the treatment of acute myeloid leukaemia (AML) in elderly patients who have one or more of the following: adverse cytogenetics, secondary AML, ≥ 70 years old or significant co-morbidities and are therefore not considered suitable for intensive chemotherapy.  Evoltra is currently approved in Europe for the treatment of acute lymphoblastic leukemia (ALL) in pediatric patients who have relapsed or are refractory to at least two prior regimens and where there is no other treatment option anticipated to result in a durable response.

In May 2007, Bioenvision received a Request for Supplemental Information from the EMeA’s Committee for Medicinal Products for Human Use.  In order to allow Bioenvision to fully respond to this request, the EMeA has agreed to accept the Company’s responses by November 16, 2007.  This extension of time to respond will enable Bioenvision to prepare more comprehensive responses to the Request for Supplementary Information, including interim data from the ongoing, multi centre AML 16 study.  The Company anticipates that in December, 2007 the EMeA will provide an Assessment Report, and in January 2008 the EMeA will provide either an Opinion on whether or not to grant the request of marketing authorization of the drug for this new indication, or a second request for Supplementary Information.

It should be noted that the foregoing may be subject to change and the Assessment Report and/or Opinion may require Bioenvision to provide further data and/or to attend an oral explanation. The Opinion of the EMeA is also required to be adopted by the European Commission as a pre-condition to the grant of marketing authorization of Evoltra for this new indication.  In addition, in relation to the Company’s variation application to include a new indication (elderly AML), the EMeA has requested that data from the  ongoing AML 16 trial be provided.  The AML 16 trial, sponsored by the National Cancer Research Institute (UK), randomizes clofarabine against the standard of care (low-dose cytarabine) for the treatment of elderly patients with adult AML who are not considered suitable for intensive chemotherapy.  The Company believes it will be able to make data from this trial available to the EMeA by November 2007, to satisfy this request.  There can be no assurances, however, that this data will be made available to the Company for its application.  The AML 16 trial will not be fully enrolled at the time of submission of the Company’s response to the EMeA and there can be no assurances that interim data will be satisfactory, or that the data itself will be supportive of the Company’s application.  Further, if the EMeA does not accept this data, the Company may have to run an additional randomized study.

About Evoltra® (clofarabine)

Evoltra® is currently approved in Europe for “the treatment of acute lymphoblastic leukemia (ALL) in pediatric patients who have relapsed or are refractory to at least two prior regimens and where there is no other treatment option anticipated to result in a durable response. Safety and efficacy have been assessed in studies of patients less than or equal to 21 years old at initial diagnosis.”

Clofarabine is in clinical development for the treatment of other hematological cancers and solid tumors. Bioenvision has conducted a phase I clinical study of Evoltra® for the treatment of psoriasis and is planning further worldwide development of Evoltra® in autoimmune diseases.

Evoltra® (clofarabine) is a next generation purine nucleoside analog. Bioenvision holds an exclusive worldwide license (excluding U.S. and Canada) for the cancer applications of clofarabine and an exclusive worldwide license for all non-cancer indications. Bioenvision granted an exclusive sublicense to Genzyme Corporation to develop and commercialize clofarabine for certain cancer indications in the U.S. and Canada, which Genzyme markets under the name of Clolar®. Bioenvision originally obtained clofarabine development and commercialization rights under patents held by Southern Research Institute.

Clofarabine has been granted orphan drug designation for the treatment of both ALL and AML in the U.S. and Europe. In Europe, the designation provides marketing exclusivity for 10 years following Marketing Authorization.

About Bioenvision

Bioenvision’s primary focus is the acquisition, development and marketing of compounds and technologies for the treatment of cancer. Bioenvision has a broad pipeline of products for the treatment of cancer, including: Evoltra®, Modrenal® (for which Bioenvision has obtained regulatory approval for marketing in the United Kingdom for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy), and other products. Bioenvision is also developing Suvus® which is currently in clinical development for refractory chronic hepatitis C infection. For more information on Bioenvision please visit our website at www.bioenvision.com.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking” statements, including express or implied statements regarding Bioenvision obtaining regulatory approval of its products and Bioenvision’s ability to deliver the additional data requested by the EMeA. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with whether the merger of Wichita Bio Corporation with and into Bioenvision will be approved by the stockholders of Bioenvision; risks associated with the uncertainty as to whether such merger will in fact occur, risks associated with disruptions from the proposed merger transaction which may harm relationships with customers, employees, suppliers and partners; risks associated with the outcome of litigation and regulatory proceedings to which we are currently a party and may become a party in the future; risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision’s compounds under development in particular; the potential failure of Bioenvision’s compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision’s compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision’s business, structure or projections; the development of competing products; uncertainties related to Bioenvision’s dependence on third parties and partners; and those risks described in Bioenvision’s filings with the SEC. Bioenvision assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law and the statements contained in this press release are current as of the date of this release only.